Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT

Rhonda Longmore-Grund

Executive Vice President

Chief Financial Officer

949.242.5300

ALLIANCE HEALTHCARE SERVICES RECEIVES AN EXPRESSION OF

INTEREST FROM ITS CONTROLLING SHAREHOLDER TO ACQUIRE ALL

OUTSTANDING SHARES

NEWPORT BEACH, CA — December 12, 2016 — Alliance HealthCare Services, Inc. (NASDAQ: AIQ) (the “Company”, “Alliance”, “we” or “our”), a leading national provider of outsourced radiology, oncology and interventional services, announced today that it has received a letter (the “Expression of Interest”) describing a non-binding proposal from Tahoe Investment Group Co., Ltd. (“Tahoe”), formerly known as Fujian Thai Hot Investment Co., Ltd, to acquire all of the outstanding common shares of Alliance that are not currently owned by THAIHOT Investment Company Limited (“THAIHOT”), an indirect wholly owned subsidiary of Tahoe. Tahoe has proposed a purchase price of $9.60 per share in cash.

As previously disclosed on March 29, 2016, Tahoe, through its subsidiary, completed the purchase of the majority interest in Alliance, owning an aggregate of approximately 52% of outstanding common stock, and entered into a Governance, Voting and Standstill Agreement (the “Governance Agreement”) with the Company.

The Board of Directors of the Company has authorized a Special Committee, comprised solely of directors not affiliated with Tahoe, to evaluate the Expression of Interest. The Special Committee has engaged independent legal counsel and intends to engage an independent financial advisor to assist in its evaluation of the Expression of Interest. In connection with the Expression of Interest, the Special Committee has agreed to waive the provision of the Governance Agreement prohibiting THAIHOT and its affiliates, including Tahoe, from proposing to acquire additional shares of the Company’s common stock. The waiver is for the limited purpose of submitting the Expression of Interest to the Special Committee.

The Expression of Interest indicated that any transaction with Tahoe would be subject to approval by the Special Committee and a non-waiveable condition requiring approval of a majority of the shares of Alliance not owned by Tahoe or is affiliates. Tahoe also indicated that the proposed transaction would not be subject to a financing condition.

About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced healthcare services to hospitals and providers. We also operate freestanding outpatient radiology, oncology and interventional services clinics, and Ambulatory Surgical Centers (“ASC”) that are not owned by hospitals or providers. Diagnostic radiology services are delivered through the Radiology Division (Alliance HealthCare Radiology), radiation oncology services are delivered through the Oncology Division (Alliance Oncology), and interventional and pain management services are delivered through the Interventional Division (Alliance Interventional). Alliance is the nation’s largest provider of advanced diagnostic mobile imaging services, an industry-leading operator of fixed-site imaging centers, and a leading provider of stereotactic radiosurgery nationwide. As of September 30, 2016, Alliance operated 619 diagnostic radiology and radiation therapy systems, including 112 fixed-site radiology centers across the country, and 32 radiation therapy centers and SRS facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 45 states, where approximately 2,400 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

About Tahoe

Tahoe is an investment holding company based in Fuzhou, China, holding a diversified portfolio of assets in various industries including real estate development, securities, hospitality, biomedicine and healthcare. Tahoe was founded in 1996 and its total assets exceeded $13 billion as of December 31, 2015. Tahoe’s diversified portfolio includes controlling ownership in Thai Hot Group, one of the leading real-estate developers in China listed on the Shenzhen Stock Exchange (SZSE:000732). Tahoe is also the third largest shareholder of the Shanghai Stock Exchange listed Dongxing Securities (SHSE:601198). Tahoe expanded its business landscape to include biomedicine and healthcare industry by acquiring a large-scale pharmaceutical company. In early 2015, Tahoe made healthcare and medical services one of its top priorities, including radiology and oncology, and it intends to expand healthcare services in mainland China to an underserved healthcare marketplace. Qisen Huang is the Founder and Chairman of Tahoe.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, without limitation, the Company’s long-term value proposition, growth and international market and other opportunities. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For a complete list of risks and uncertainties, please refer to the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.